Exhibit 1.2

Board of Directors Charter
Article 1:(Purpose)
The Board of Directors of Takeda Pharmaceutical Company Limited (the “Company”) shall comply with this charter unless otherwise prescribed by the applicable laws and ordinances, or the Articles of Incorporation.
Article 2:(Meetings)
Meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors.
(2)In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, Representative Directors, decided in accordance with the order determined in advance by the Board of Directors, shall convene the meetings of the Board of Directors. In addition, if Representative Directors cannot take an action due to some impedance, another Director, decided in accordance with the order determined in advance by the Board of Directors, shall convene the meetings of the Board of Directors.
(3)Convocation notice of a meeting shall be dispatched to each director at least three (3) days prior to the scheduled date of the meeting. Notwithstanding, this period may be shortened in cases of emergency.
(4)Convocation procedures may be omitted in the convocation of a meeting of the Board of Directors when the unanimous consent of all directors is obtained.
(5)To request convocation of a meeting of the Board of Directors, a director shall submit to the Chairman of the Board of Directors a document in writing setting forth the matters that are the object of the meeting.
(6)Notwithstanding the provisions of Paragraph 1, 2 and 5 of this Article, the Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee may convene the meetings of the Board of Directors, subject to the manner stipulated in Paragraph 3 of this Article.
Article 3:(Chair)
The Chairman of the Board of Directors shall serve as the Chair for meetings of the Board of Directors.
(2)In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, another director nominated by the Board of Directors shall serve as the Chair for meetings of the Board of Directors.
Article 4:(Time and place of meeting)
Meetings of the Board of Directors shall be held at least once every 3 months and a minimum of 6 times a year, and shall be held on an as-needed basis.
(2)Meetings of the Board of Directors shall in principle be held at the Global Headquarters. However, meetings may be held at any other place when necessary.
Article 5:(Meeting via video conferencing and telephone conferencing)
Meetings of the Board of Directors may be conducted by making use of video conferencing systems and/or telephone conferencing systems.

Article 6:(Matters to be resolved by the Board of Directors
The matters listed as “Board Resolution Matters” in the Attachment shall be resolved by the Board of Directors.
Article 7:(Resolution procedures)
Resolutions of the Board of Directors shall require a majority vote of the attending directors at a meeting under the presence of the majority of the directors.
(2)Directors with special interests in the resolutions as provided for in Paragraph 1 of Article 7 are prohibited from participating in the resolutions. In such circumstances, the number of directors provided for in Paragraph 1 of Article 7 shall not include the number of the said interested directors.
Article 8:(Resolution in writing)
Notwithstanding the provisions of Article 7, the Board of Directors shall be deemed to have taken a resolution regarding a matter to be resolved by the Board of Directors when all directors express consent in written or electronic form.
Article 9:(Reporting on the execution of duties)
Executive Directors shall report to the Board of Directors regarding the status of the execution of their duties. The matters listed as “Board Reporting Matters” in the Attachment shall be reported to the Board of Directors.
(2)Executive Directors may cause other directors or employees to furnish reports pursuant to the preceding paragraph.
(3)Directors engaging in any of the transactions stipulated in each item of Paragraph 1, Article 356 of the Companies Act (i.e., competitive transactions or conflict-of-interest transactions) shall report material facts with respect to said transaction to the Board of Directors without delay.
Article 10:(Written reports)
Reporting to the Board of Directors shall not be required in the event that a director or accounting auditor notifies all directors in writing of matters to be reported to the Board of Directors.
(2)The provisions of Paragraph 1 of Article 10 shall not apply to reports on the status of execution of duties by directors pursuant to Paragraph 2, Article 363 of the Companies Act (e.g., business update by President & CEO).
Article 11:(Attendance of employees)
The Chair may, when necessary, cause employees to attend as observers.

Article 12:(Minutes of the Board of Directors’ meeting)
The minutes of the Board of Directors’ meeting shall be prepared outlining the course of discussions, results and other necessary matters with respect to the agenda. The directors present shall put their seals on their typewritten name. The said minutes shall be kept at the Osaka head office for a period of 10 years.
(2)In the event that a resolution is deemed to have been taken by the Board of Directors pursuant to Article 8, and in the event that actual reporting at the Board of Directors’ meeting is not required as written report has been delivered pursuant to Article 10, minutes shall be prepared noting the nature of said matters or other necessary matters and shall be kept at the headquarters for a period of 10 years.
Article 13:(Secretariat for the Board of Directors)
The Secretariat for the Board of Directors shall arrange and coordinate agenda for the meeting and the matters to be resolved by and to be reported to the Board of Directors, dispatch the convocation notice, prepare the draft minutes of the Board Directors’ meeting and keep the minutes and provide other secretarial services.
Article 14:(Amendment)
This charter may be amended by resolution of the Board of Directors.

Attachment
(The detail of each item is described in Takeda Group’s Management Policy (T-MAP).)

<Board Resolution Matters>
1.Company’s guiding philosophy, governance, important business plans and risk management
2.Basic policy for internal control systems in the Takeda Group
3.Policy for important legal disputes and litigations
4.Important matters with respect to organizations and internal rules, etc.
5.Assignment or acceptance of transfer of businesses, and reorganization of the Company which requires the resolution of shareholders meeting under the Company Act
6.Matters with material impact on the Company’s shares
7.Important matters with respect to the shareholders of the Company
8.Annual financial accounts for the Company
9.Matters with respect to the directors of the Company
10.Approval of transactions by a Takeda Executive Team member (or their relatives) with the Company or Takeda Group Companies
11.Approval of transactions with the Company or Takeda Group Companies conducted by a shareholder (or their close family members) holding 10% or more of the shares of the Company or a non-consolidated subsidiary at which the Company holds 10% or more of its equity interest
12.Other matters to be determined by the Board of Directors pursuant to applicable laws and ordinances or the Articles of Incorporation
13.Other especially important business execution matters in the Takeda Group
14.Additional funding for previously approved plan
15.Other matters deemed necessary by the Board of Directors

<Board Reporting Matters>
1.Regular reporting matters (business update by President & CEO, decision status of the management committees, consolidated financial results, important personnel affairs, etc.)
2.Material matters with respect to legal action, litigation and external affairs
3.Other material matters similar to Board resolution matters

Approver	Board of Directors

Board of Directors Charter
Enacted: 1951.11.30		Implemented: 1951.11.30
Amendment date	Effective date	Amendment date	Effective date
1969.5.11	1969.5.11	2020.8.1	2020.8.1
1975.5.28	1975.5.28	2021.3.22	2021.4.1
1977.1.27	1977.1.27	2021.11.1	2021.11.1
1982.9.29	1982.10.1	2022.12.8	2022.12.8
1986.11.1	1986.11.1	2026.4.1	2026.4.1
1995.4.1	1995.4.1
1996.10.1	1996.10.1
1997.7.1	1997.7.1
1998.7.1	1998.6.26
2001.12.26	2001.10.1
2002.8.27	2002.9.1
2004.4.1	2004.4.1
2005.3.30	2005.3.30
2005.4.27	2005.4.27
2007.5.18	2007.6.1
2009.8.1	2009.8.1
2009.10.30	2009.11.1
2015.4.1	2015.4.1
2016.4.1	2016.4.1
2016.6.29	2016.6.29
2017.11.1	2017.6.28
2019.2.1	2019.2.1
2019.5.14	2019.5.14
2020.2.18	2020.2.4